DIETER P. SCHILLING NAMED PRESIDENT AND CHIEF EXECUTIVE OFFICER OF DELPHAX TECHNOLOGIES

MINNEAPOLIS, May 30, 2006 — Delphax Technologies Inc. (Nasdaq:DLPX) today announced that its board of directors has named Dieter P. Schilling president and chief executive officer, effective immediately. Schilling joined the company in 1985 and has served as vice president, engineering and manufacturing since 2004. The directors also elected Kenneth E. Overstreet, a director of Delphax since 2003, as chairman of the board.

Schilling succeeds Jay A. Herman, who is leaving the company by mutual agreement with the board of directors. Herman joined Delphax in 1988 and was appointed president in 1989. The company anticipates that he will continue to be available to the company as a consultant.

“The board appreciates Jay’s many years of service to Delphax and we thank him for his contributions to the company’s development as a manufacturer of advanced digital printing presses for the commercial printing industry,” stated Overstreet. “We are very enthusiastic about the leadership Dieter will provide, and optimistic that he can build on Delphax’s strengths. His 21 years of experience with Delphax will be a valuable asset as we take the company to its next stage of growth.”

Schilling has served Delphax in various capacities with increasing responsibility since joining the company including the positions of vice president, operations from 2000 to 2004, vice president of operations and customer service from 1989 to 2000, and vice president of customer service from 1986 to 1989, after starting his career with Delphax in 1985. Prior to joining Delphax, Schilling was a founding principal and, eventually, president of Southern California Telephone, a telecommunications interconnect company.

“I appreciate the board of directors’ confidence in naming me as CEO,” said Schilling. “I want to emphasize to our customers, employees and shareholders that our vision and strategy will continue to be focused on enhancing our technology to provide innovative solutions for the commercial printing industry.”

Overstreet has more than 30 years of leadership and experience in the printing industry. From 2000 until his retirement in 2003, he was president of the Financial Solutions Group of Ennis Business Forms, Inc. He was president of Northstar Computer Forms from 1989 to 2000, when it was acquired by Ennis.

About Delphax Technologies Inc.
Delphax Technologies Inc. is a global leader in the design, manufacture and delivery of advanced digital print production systems based on its patented electron-beam imaging (EBI) technology. Delphax digital presses deliver industry-leading throughput speed for both roll-fed and cut-sheet printing environments. These flagship products are extremely versatile and handle a wide range of substrates from ultra lightweight paper to heavy stock. Delphax provides digital printing solutions to publishers, direct mailers and other printers that require systems capable of supporting a wide range of commercial printing applications. The company also licenses and manufactures EBI technology for OEM partners that create differentiated product solutions for additional markets. There are currently installations using Delphax EBI technology in more than 60 countries worldwide. Headquartered in Minneapolis, with subsidiary offices in Canada, the United Kingdom and France, the company’s common stock is publicly traded on the Global Market tier of the Nasdaq Stock Market under the symbol: DLPX. Additional information is available on the company’s website at www.delphax.com.

Statements made in this news release concerning the company’s or management’s expectation about future results or events are “forward-looking statements.” Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary materially from stated expectations. Additional information concerning the factors that could cause actual results to differ materially from the company’s current expectations is contained in the company’s periodic filings with the Securities and Exchange Commission.

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CONTACTS:
Gregory S. Furness Chief Financial Officer Delphax Technologies Inc. (952) 939-9000	Tom Langenfeld (for Delphax Technologies Inc.) (952) 920-4624

gfurness@delphax.com